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                                                                    EXHIBIT 99.5

                      DOBSON/SYGNET COMMUNICATIONS COMPANY
                               OFFER TO EXCHANGE
                                      ITS
                         12 1/4% SENIOR NOTES DUE 2008
                       FOR ANY AND ALL OF ITS OUTSTANDING
                         12 1/4% SENIOR NOTES DUE 2008

To Our Clients:

    Enclosed for your consideration are the Prospectus, dated          , 1999
(the "Prospectus") and the related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer") in connection with the offer by Dobson/Sygnet Communications Company, an Oklahoma corporation (the "Company"), to exchange its 12 1/4% Senior Notes due 2008 (the "New Notes") for any and all of its outstanding 12 1/4% Senior Notes due 2008 (the "Old Notes"), upon the terms and subject to the conditions set forth in the Exchange offer.

    We are the Registered Holder of Old Notes held for your account. An exchange of the Old Notes can be made only by us as the Registered Holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Old Notes held by us for your account. The Exchange Offer provides a procedure for holders to tender by means of guaranteed delivery.

    We request information as to whether you wish us to exchange any or all of the Old Notes held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

    Your attention is directed to the following:

        1. The New Notes will be exchanged for the Old Notes at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes. The New Notes will bear interest (as do the Old Notes) at a rate equal to 12 1/4% per annum from their date of issuance. Interest on the New Notes is payable semi-annually on June 15 and December 15, commencing June 15, 1999. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes (which they replace) except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act").

        2. Based on the interpretation by the staff of the Securities and Exchange Commission (the "SEC"), New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes.